Exhibit 99.2

Dresser, Inc. To Explore Strategic Alternatives

DALLAS, TEXAS (Sept. 6, 2006)—Dresser, Inc. today announced that its Board of Directors has authorized its management to begin a process to explore strategic alternatives for the business, including the potential sale of the company. The company has retained Morgan Stanley and UBS as its financial advisors for this process, which is expected to take a number of months. There is no assurance a transaction will result from this process, and the company does not expect to disclose additional details unless and until its Board has approved a specific transaction.

“Our business is performing well both operationally and financially. Our customers include the leading names in energy, our brands are well-known and respected in their various markets, and our employees are committed to excellence,” noted Patrick M. Murray, chairman and chief executive officer. “As we explore our strategic alternatives, we will continue to focus our resources and efforts on maintaining those competitive strengths.”

About Dresser, Inc.

Dresser, Inc. is a worldwide leader in the design, manufacture and marketing of highly engineered equipment and services sold primarily to customers in the flow control, measurement systems, and compression and power systems segments of the energy industry. Headquartered in Dallas, Texas, Dresser has a comprehensive global presence, with approximately 6,500 employees and a sales presence in more than 100 countries worldwide. The company’s website is www.dresser.com.

Safe Harbor Statement

This document contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including without limitation the company’s expectations regarding the evaluation and implementation of strategic alternatives, including a potential sale of the company. Actual results may differ from the expectations described in these forward-looking statements, which are subject to factors that are not in every case under the company’s control. Factors that could affect the company’s forward-looking statements may include, among other things, unexpected effects from the company’s 2005 audit, quarterly financial statement reviews, and current accounting issues, including discontinued operations treatment of divested businesses, on the company’s financial position, results of operations or liquidity, and unanticipated changes to the company’s previously issued financial statements as a result of its pending restatements. In addition, see the “Risk Factors” disclosure in the company’s Quarterly Report on Form 10-Q for the period ended Sept. 30, 2005.

Because the information herein is based solely on data currently available at this time, it is subject to change as a result of situations over which the company may have no control or influence, and should not therefore be viewed as an assurance regarding such information.

Additionally, the company is not obligated to make public disclosure of such changes unless required to do so under applicable rules and regulations.

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COMPANY CONTACT:

Jenny Haynes

Vice President of Investor Relations and Communications

(972) 361-9933

Jenny.haynes@dresser.com

Dresser, Inc.

15455 Dallas Parkway, Suite 1100 • Addison, Texas 75001 • phone 972/361-9933 • fax 972/361-9929